Exhibit 99.2

CONSENT TO REFERENCE IN JOINT PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

February 3, 2023

Innovative International Acquisition Corp.

24681 La Plaza Ste 300

Dana Point, CA 92629

Innovative International Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the joint proxy statement/consent solicitation statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the joint proxy statement/consent solicitation statement/prospectus.

Sincerely,

/s/ Gregory Moran
Gregory Moran